Registration No. 333-264388

Filed Pursuant to Rule 433

Dated March 7, 2024

Cross-Asset Solutions BMO Capital Markets

SEC File No. 333-264388 | March 7, 2024

NEW ISSUE:
Bank of Montreal's Market Linked Notes
Linked to the Relative Return of Two Reference Assets

NOTE INFORMATION

Issuer:	Bank of Montreal
Minimum Investment:	$1,000 (and $1,000 increments thereafter)

DATES

Offering Period Closes:	March 15, 2024 (at 2 pm NY Time.)
Pricing Date:	On or about March 15, 2024
Settlement Date:	On or about March 20, 2024
Valuation Date:	On or about March 16, 2026
Maturity Date:	On or about March 19, 2026
Term:	Approximately 2 Years
Issue:	ELN 2326
CUSIP	06376A2R0

REFERENCE ASSET

Russell 2000® Index (Bloomberg symbol: "RTY")
S&P 500 Index® (Bloomberg symbol: SPX)

INVESTMENT OBJECTIVE

The objective of the notes is to provide clients the potential for leveraged participation in any upside performance of the amount the performance of the Russell 2000® Index exceeds the performance of the S&P 500 Index® . As such, the notes may be suitable for investors with a bullish view of the Russell 2000® Index relative to the S&P 500 Index® over the term of the notes. The performance of the notes may not be consistent with the investment objective.

PRELIMINARY TERMS

Upside Leverage Factor:	120.00%
Relative Return:	The RTY Return minus the SPX Return
RTY Return:	The Percentage Change of the Russell 2000® Index
SPX Return:	The Percentage Change of the S&P 500® Index
Initial Level:	With respect to each Reference Asset, the closing level of that Reference Asset on the Pricing Date.
Final Level:	With respect to each Reference Asset, the closing level of that Reference Asset on the Valuation Date.
Percentage Change:	With respect to each Reference Asset, the quotient, expressed as a percentage, of the following formula: (Final Level - Initial Level) / Initial Level
Payment at Maturity:	If the RTY Return is greater than the SPX Return, then the amount that investors will receive at maturity for each $1,000 in principal amount of the notes will equal: $1,000 + [$1,000 x (Relative Return x Upside Leverage Factor)] If the RTY Return is less than or equal to the SPX Return, then investors will, for each $1,000 in principal amount of the notes, receive the principal amount of $1,000 and no additional return.

Please see the following page for additional information about the terms included on this cover page, and how your investment may be impacted. Any capitalized term not defined herein shall have the meaning set forth in the preliminary pricing supplement to which the term sheet relates (see hyperlink below).

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This term sheet, which gives a brief summary of the terms of the notes, relates to, and should be read in conjunction with, the pricing supplement dated March 7, 2024, the Product Supplement dated September 22, 2022, the Prospectus Supplement dated May 26, 2022, and to the Prospectus dated May 26, 2022.

2 Secondary Market: The notes will not be listed on any securities exchange. Although not obligated to do so, BMO Capital Markets Corp. (or one of its affiliates), plans to maintain a secondary market in the notes after the Settlement Date. Proceeds from a sale of notes prior to maturity may be less than the principal amount initially invested. Selected Risk Considerations: The risks summarized below are some of the most important factors to be considered prior to any purchase of the notes. Investors are urged to read all the risk factors related to the notes in the pricing supplement and the product supplement to which this term sheet relates. • Your return on the notes is based on the relative performance of the Reference Assets. • The payments on the notes will be determined by reference to each Reference Asset individually, not to a basket, and the payments on the notes will be based on the relative performance of the Reference Assets. • The investment view implicit in the notes may not be successful. • Your return on the notes may be lower than the return on a conventional debt security of comparable maturity. • Your return on the notes will be determined by reference to each Reference Asset individually, not to a basket, and the payments on the notes will be based on the relative performance of the Reference Assets. • The notes are unsecured debt obligations of the Issuer and your investment is subject to the credit risk of the Issuer. • Our and our affiliates’ activities may conflict with your interests and may also adversely affect the value of the notes. • Our initial estimated value of the notes will be lower than the price to public, does not represent any future value of the notes, and may also differ from the estimated value of any other party. • The terms of the notes are not determined by reference to the credit spreads for our conventional fixed - rate debt. • The inclusion of the hedging profits, if any, in the initial price to public of the notes, as well as our hedging costs, is likely to adversely affect the price at which you can sell your notes. • Owning the notes is not the same as making a hypothetical direct investment in any Reference Asset or owning a security directly linked to the Reference Assets. • You will not have any shareholder rights and will have no right to receive any shares of any company included in a Reference Asset at maturity. • We have no affiliation with the sponsor of any Reference Asset or the investment adviser or issuer of any Reference Asset , and will not be responsible for their actions. • Changes that affect each Reference Asset will affect the market value of the notes and the amount you will receive at maturity. Adjustments to a Reference Asset could adversely affect the notes. A Reference Asset may be adjusted, discontinued or suspended at any time. • The notes will not be listed on any securities exchange. BMOCM may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. • We and our affiliates may engage in hedging and trading activities related to the notes that could adversely affect our payment to you at maturity. • An investment in the notes is subject to risks associated in investing in stocks with a small market capitalization.

Cross-Asset Solutions BMO Capital Markets

Hypothetical Calculations for the Payment at Maturity:

Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the notes

The following table illustrates the hypothetical payments on a note at maturity. The hypothetical payments are based on a $1,000 investment in the note, a hypothetical Initial Level of 100 for each Reference Asset, a range of hypothetical Final Levels for each Reference Asset and Relative Returns and the effect on the payment at maturity.

The hypothetical examples shown below are intended to help you understand the terms of the notes. The actual cash amount that you will receive at maturity will depend upon the Relative Return. You may lose some or all of the principal amount at maturity.

These examples do not give effect to any U.S. federal tax payments or brokerage commissions that you may be required to pay in connection with your purchase of the notes.

Hypothetical Final Level of Russell 2000® Index	Hypothetical Final Level of the S&P 500® Index	Relative Return	Hypothetical Payment at Maturity	Hypothetical Return on the Notes
110.00	110.00	0.00%	$1,000.00	0.00%
110.00	100.00	10.00%	$1,120.00	12.00%
110.00	90.00	20.00%	$1,240.00	24.00%
105.00	110.00	-5.00%	$1,000.00	0.00%
105.00	105.00	0.00%	$1,000.00	0.00%
105.00	100.00	5.00%	$1,060.00	6.00%
105.00	95.00	10.00%	$1,120.00	12.00%
100.00	100.00	0.00%	$1,000.00	0.00%
95.00	105.00	-10.00%	$1,000.00	0.00%
95.00	100.00	-5.00%	$1,000.00	0.00%
95.00	95.00	0.00%	$1,000.00	0.00%
95.00	90.00	5.00%	$1,060.00	6.00%
90.00	110.00	-20.00%	$1,000.00	0.00%
90.00	100.00	-10.00%	$1,000.00	0.00%
90.00	95.00	-5.00%	$1,000.00	0.00%
90.00	90.00	0.00%	$1,000.00	0.00%

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Additional Information The notes will not constitute deposits insured by the U.S. Federal Deposit Insurance Corporation or under the Canada Deposit Ins urance Corporation or by any other U.S. or Canadian governmental agency or instrumentality. The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsec tio n 39.2(2.3) of the Canada Deposit Insurance Corporation Act. Neither the U.S. Securities and Exchange Commission (the “SEC”), nor any state securities commission, has reviewed or approve d t hese notes, nor or otherwise passed upon the accuracy of this document, to which it relates or the accompanying product supplement , p rospectus supplement, or prospectus. Any representation to the contrary is a criminal offense. The Issuer has filed a registration statement with the SEC for the offerings to which this communication relates. Before you in vest, you should read the prospectus in that registration statement and the other documents discussed below that the Issuer has filed w ith the SEC for more complete information about the Issuer and these offerings. You may obtain these documents free of charge by visiting th e S EC’s web site at http://www.sec.gov . Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement, product supplement, and preliminary pricing supplement to which this term sheet relates) if you request it by cal lin g its agent toll - free on 1 - 877 - 369 - 5412 or emailing investor.solutions@bmo.com . The information in this term sheet is qualified in its entirety by the more detailed explanations set forth elsewhere in the Iss uer’s preliminary pricing supplement dated March 7, 2024 and the accompanying product supplement, prospectus supplement, and prospectus. Unless the context provides otherwise, capitalized terms used in this term sheet but not defined shall have the meaning assigned to them in the pricing supplement, product supplement, prospectus supplement, or prospectus, as applicable, to which this term sheet relates. Infor mat ion about retrieving these documents can be found elsewhere in this term sheet. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website): • Preliminary Pricing Supplement dated March 7, 2024: https://www.sec.gov/Archives/edgar/data/927971/000121465924004176/p37243fwp.htm • Product Supplement dated September 22, 2022: https://www.sec.gov/Archives/edgar/data/927971/000121465922011396/j922220424b2.htm • Prospectus Supplement dated May 26, 2022 and Prospectus dated May 26, 2022: https://www.sec.gov/Archives/edgar/data/0000927971/000119312522160519/d269549d424b5.htm Our Central Index Key, or CIK, on the SEC website is 927971. As used in this terms sheet, the “Issuer,” “we,” “us” or “our” r efe rs to Bank of Montreal, but not its consolidated subsidiaries. This term sheet contains no description or discussion of the United States tax consequences of the acquisition, holding or di spo sition of the notes. We urge you to carefully read the section entitled “U.S. Federal Tax Information” in the accompanying pricing supplement, the section entitled “Supplemental Tax Considerations — Supplemental U.S. Federal Income Tax Considerations” in the accompanying product supplement, the section “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “Cert ain Income Tax Consequences” in the accompanying prospectus supplement, in each case, to which this term sheet relates. You should consult your tax advisor about your own tax situation. 4